EXHIBIT 3(ii)a


                            MERRIMAC INDUSTRIES, INC.

                                BY-LAW AMENDMENT

                            ADOPTED ON APRIL 7, 1998

                             EFFECTIVE APRIL 7, 1998



        The By-Laws of Merrimac Industries, Inc. were amended as follows:

                 Section 3.1 of the Company's By-laws were amended by deleting the words "but only to eliminate vacancies existing by reason of death, resignation or removal of one or more directors" in the third sentence thereof and substituting therefor "provided that no decrease shall have the effect of reducing the term of any director".